Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of September 4, 2008 (this “Agreement”), is entered into by and between Axsys Technologies, Inc., a Delaware corporation (the “Company”), and Stephen W. Bershad (the “Executive”).

WHEREAS, the Executive currently serves as Chairman (“Chairman”) of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of October 12, 2000 (the “Prior Agreement”), that set forth certain terms and conditions of the Executive’s employment as Chairman and CEO;

WHEREAS, the Company continues to believe that the Executive possesses skills, experience and knowledge that are of value to the Company;

WHEREAS, the Company continues to desire to secure additional services of the Executive as Chairman and CEO and the Executive continues to be willing to render such services; and

WHEREAS, the Company and the Executive desire to replace and supersede the Prior Agreement in its entirety and enter into this Agreement to again set forth certain terms and conditions of the Executive’s employment as Chairman and CEO as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Employment Term.  The “Employment Term” shall continue as of the date of this Agreement (the “Effective Date”) and shall expire on the fifth anniversary of the termination of the Initial Period, unless earlier terminated as provided herein.

2.             Employment.

(a)           The Company agrees to employ the Executive and the Executive agrees to perform services as an employee of the Company during the Employment Term as described above.  During the Initial Period (and thereafter as the Company and the Executive may agree), the Executive shall be employed as Chairman and CEO.  For purposes of this Agreement, the “Initial Period” shall commence on the Effective Date and continue until, and end upon, the first anniversary of the Effective Date; provided, however, that on the calendar day immediately preceding the first anniversary of the Effective Date (the “Renewal Date”) and on each anniversary of the

Renewal Date thereafter during the Employment Term (each such date, an “Extension Deadline”), the Initial Period shall automatically be extended for one additional year unless either (1) (i) the Company, acting through its Board, gives the Executive written notice not later than 30 days prior to the applicable Extension Deadline or (ii) the Executive gives the Company written notice not later than 30 days prior to the applicable Extension Deadline, that the Initial Period should not be so extended or (2) the Employment Term has been earlier terminated in accordance with this Agreement.  Upon termination of the Initial Period and for the remainder of the Employment Term, the Executive shall be appointed and serve or continue to serve as Chairman.  As Chairman and/or CEO, the Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by him in accordance with past practice, including without limitation, the responsibility for determining the strategic direction of the Company and any entity, directly or indirectly, controlled by, controlling or under common control with the Company (“Affiliates”), and such other duties and responsibilities and/or any changes in the duties and responsibilities set forth above, as agreed to by the Executive and the Company from time to time.  In performing his duties hereunder, the Executive will report directly to the Board.

(b)           During the Initial Period, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such portion of his business time and attention to the business and affairs of the Company as may be necessary to fulfill his responsibilities hereunder; provided, however, that the Executive may (1) serve on corporate, civic or charitable boards or committees; (2) manage personal investments; and (3) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.  The parties acknowledge and agree that, during the Employment Term, the Executive may pursue other business interests and endeavors unrelated to the business and affairs of the Company and that, following the Initial Period, such other interests and endeavors may constitute a significant portion of the Executive’s business time and attention.

(c)           During the Employment Term, the Company shall provide the Executive with an appropriate office and administrative support at one of the Company’s offices, commensurate with the Executive’s status and position.  The Executive shall not be required to live at or near any of the offices of the Company.

3.             Compensation.  In consideration of the performance by the Executive of the Executive’s obligations during the Employment Term (including any services by the Executive as an officer, director, employee or member of any committee of any Affiliate of the Company, or otherwise on behalf of the Company), the Executive shall be compensated as follows:

(a)           Base Salary.  The Executive shall receive a base salary (the “Base Salary”) at an annual rate not less than the Executive’s rate of base salary immediately prior to the date of this Agreement.  The Base Salary shall be reviewed by the Board from time to time in its sole discretion.  The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect.

(b)           Bonus.  For each fiscal year of the Company ending during the Employment Term, the Company shall provide the Executive with the opportunity to earn an annual incentive bonus based on performance goals determined by the Board at the beginning of such fiscal year, prorated for any portion of a fiscal year in the manner described in Section 5 relating to the Pro Rata Bonus.

(c)           Equity Awards.  The Executive shall participate in the Company’s Long Term Stock Incentive Plan or any successor plan on terms and at such level as may be determined by the Board from time to time consistent with such plans.

(d)           Benefits.  The Executive shall be entitled to participate in any employee or executive benefit plans, policies or programs that are provided generally to senior executives of the Company as such plans, policies or programs may be in effect from time to time.

(e)           Expenses.  The Executive will be entitled to reimbursement of all reasonable business, travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.

(f)            Taxes.  The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.

4.             Termination.  The Employment Term shall terminate upon the earliest to occur of any of the following events:

(a)           Mutual Agreement.  Termination by the mutual agreement of the Company and the Executive.

(b)           Expiration of Employment Term.  The sixth anniversary of the date of the Agreement (or such later date as determined in accordance with Section 2(a) or as may be agreed upon by the Board and the Executive).

(c)           Death.  The death of the Executive.

(d)           Disability.  The termination of the Executive’s employment by the Company for Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 consecutive days.

(e)           By the Company for Cause.  The termination of the Executive’s employment by the Company for Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive:

(1)           has been convicted of a felony (including a plea of nolo contendere); or

(2)           intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness until such conditions result in a Disability or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform such duties; or

(3)           intentionally engaged in illegal conduct or willful misconduct which is demonstrably and materially injurious to the Company.

For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (2) or (3) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (2) or (3) above, and specifying the particulars thereof in detail.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

(f)            By the Company Without Cause.  The termination of the Executive’s employment by the Company other than for Cause or Disability.

(g)           By the Executive for Good Reason.  The termination of the Executive’s employment by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions and the failure of the Company to remedy such condition(s) within thirty (30) days after receipt by the Company of written notice thereof from the Executive, which notice must be provided by the Executive to the Company within ninety (90) days of the initial existence of such condition(s):

(1)           a material diminution in the Executive’s authority, duties or responsibilities;

(2)           a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board (or similar governing body);

(3)           a material diminution in the Executive’s base compensation (as such term is used in Treasury Regulation § 1.409A-1(n)(2)(ii) or any successor provision);

(4)           a material diminution in the budget over which the Executive retains authority;

(5)           a material change in the geographic location at which the Executive must perform services; or

(6)           any other action or inaction that constitutes a material breach by the Company or its subsidiaries of the Agreement, including the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any Successors and Assigns as contemplated in Section 14 hereof.

(h)           By the Executive Without Good Reason.  Termination by the Executive without Good Reason.

5.             Compensation Upon Termination.

(a)           Death or Disability; By Company for Cause; By the Executive without Good Reason; Mutual Agreement; Expiration of Employment Term.  If the Employment Term is terminated by reason of the Executive’s death or Disability, by the Company for Cause, by the Executive without Good Reason, by mutual agreement of the parties, or by expiration of the Employment Term, the Company’s sole obligation hereunder shall be to pay the Executive or his estate, as the case may be, the Accrued Employment Compensation in a lump sum within thirty (30) days following the

Employment Termination Date (defined below) (or, in the case of amounts described in clause (3) of the following sentence, in accordance with the terms of the applicable plan, program or arrangement).  For purposes of this Agreement, “Accrued Employment Compensation” shall mean all amounts of compensation for services rendered to the Company or any of its Affiliates, including (1) any accrued and unpaid Base Salary, accrued and unpaid bonus and vacation pay as of the Employment Termination Date, (2) a “Pro Rata Bonus” equal to the Bonus Amount (defined below) multiplied by a fraction, (i) the numerator of which is the number of days the Executive served in the year in which the Employment Termination Date occurs through the Employment Termination Date, and (ii) the denominator of which is three hundred and sixty-five (365), (3) all benefits accrued and unpaid under any benefit plans, programs or arrangements in which the Executive shall have been a participant as of such Employment Termination Date in accordance with the applicable terms and conditions of such plans, programs or arrangements, and (4) any reimbursable expenses incurred by the Executive on behalf of the Company or any of its Affiliates during the period ending on the Employment Termination Date but not previously paid to the Executive.  For purposes of this Section 5(a), “Bonus Amount” shall mean, as of the Employment Termination Date, an amount equal to the annual incentive bonus that the Executive would have earned for the fiscal year in which the Employment Termination Date occurs if the degree of achievement of applicable performance goals measured through the Employment Termination Date is projected on a straight-line basis through the end of such fiscal year.

(b)           By Company Without Cause; By Executive for Good Reason.  If the Employment Term is terminated by the Company other than for Cause or by the Executive for Good Reason, the Executive shall be entitled to the following compensation:

(1)           within ten (10) days of the Employment Termination Date (or, in the case of amounts described in clause (3) of the definition of Accrued Employment Compensation above, in accordance with the terms of the applicable plan, program or arrangement), the Company shall pay the Executive all Accrued Employment Compensation, except that for purposes of this Section 5(b)(1) and Section 5(b)(2), “Bonus Amount” shall mean, as of the Employment Termination Date, the highest annual bonus paid or payable to the Executive in respect of any of the three full fiscal years of the Company immediately preceding the Employment Termination Date;

(2)           within thirty (30) days following such Employment Termination Date, the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Employment Termination Date, a lump sum amount equal to the greater of (x) two (2) times the sum of (i) the Executive’s Base Salary at the rate in effect on the Employment Termination Date and (ii) the Executive’s Bonus Amount and (y) the amount of the Base Salary and Bonus Amount which would have been paid to the Executive during the Employment Term had it not been terminated, assuming that all of the Bonus Amount would have been paid to the Executive for each full fiscal year during the Employment Term;

(3)           during the greater of (i) the twenty-four (24) month period following the Employment Termination Date and (ii) the balance of the Employment Term (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, hospitalization, prescription drug, and life insurance coverages and benefits provided to the Executive immediately prior to the Employment Termination Date.  The coverages and benefits (including deductibles and costs) provided in this Section 5(b)(3) during the Continuation Period shall be in accordance with Section 3(d).  The Company’s obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 5(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits, if any; and

(4)           (i) notwithstanding any contrary provisions contained in the applicable stock option agreements or option plan, all stock options held by the Executive which are outstanding on the Employment Termination Date shall become fully vested on the Employment Termination Date and shall remain outstanding for their entire term and (ii) notwithstanding any contrary provision in the applicable restricted stock or other equity based award agreement or plan, all restrictions on all shares of restricted stock or other equity based awards shall lapse and all such shares held by the Executive on the Employment Termination Date shall become fully vested on the Employment Termination Date.

(5)           (i)            Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits collectively referred to herein as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  If a Limited Payment Amount is necessary, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments that is payable immediately in cash, next (if necessary) reducing or eliminating any remaining portion of the Payments that is payable in cash, and finally (if necessary) reducing or eliminating the portion of the Payments that is not payable in cash.

(ii)           The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by an accounting firm selected by the Company and reasonably acceptable to the Executive which is one of the four largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the date of the Executive’s termination of employment, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payments.  The Determination shall be binding, final and conclusive upon the Company and the Executive.

(c)           Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 5(b)(3).

(d)           Other Severance Pay Arrangements.  If an event occurs that entitles the Executive to receive payments and/or benefits concurrently under this

Agreement and under the Amended and Restated Severance Protection Agreement, made as of the 9th day of June, 2005, by and between the Executive and the Company, as may be amended from time to time (the “Severance Agreement”), the Executive shall receive the payments and/or benefits set forth under the Severance Agreement, and payments and/or benefits under this Agreement shall cease.

(e)           For purposes of this Agreement, “Employment Termination Date” shall mean (1) in the case of mutual agreement between the parties to terminate this Agreement, the date agreed upon by such persons, (2) in the case of the expiration of the Employment Term as described in Section 4(b), the date of expiration, (3) in the case of the Executive’s death, his date of death, (4) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination (as defined below) is given (provided, however, that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (5) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days and, in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that any party receiving such Notice of Termination that in good faith believes that a dispute exists concerning the basis for the termination must notify the party having given such Notice of Termination within thirty (30) days of receipt of such Notice of Termination.

6.             Notice of Termination.  Any intended termination by the Company of the Executive’s employment as Chairman and/or CEO shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination by the Executive of the Executive’s employment as Chairman and/or CEO shall be communicated by a Notice of Termination from the Executive to the Company.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment as Chairman and/or CEO, as applicable, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment or service under the provision so indicated.  Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, no such purported termination of employment or service shall be effective without such Notice of Termination.

7.             Covenants.

(a)           Non-Competition.  By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that the Executive will not, during the Employment Term, and thereafter during the Non-competition Term (as hereinafter defined), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, however, that in no event shall ownership of less than 5% of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 7.  For purposes of this paragraph, the term “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged in the precision systems or industrial components business or otherwise competes, directly or indirectly, with any business or activity conducted or proposed to be conducted by the Company or any of its subsidiaries or Affiliates as of the date of the Executive’s termination of employment.  Following termination of employment, upon request of the Company, the Executive shall notify the Company of the Executive’s then current employment status.  For purposes of this Agreement, the “Non-competition Term” shall mean the period beginning on the Employment Termination Date and ending on the second anniversary of such date.  Any material breach of the terms of this paragraph shall be considered Cause under Section 4(e).

(b)           Unauthorized Disclosure.  The Executive agrees and understands that during the Executive’s employment with the Company, the Executive has been and will be exposed to and receive information relating to the affairs of the Company considered by the Company to be confidential and in the nature of trade secrets (including but not limited to procedures, memoranda, notes, records and customer lists, whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) (any and all such information, the “Confidential Information”).  The Executive agrees that, during the Employment Term and thereafter, he shall keep such Confidential Information confidential and will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (1) the Executive shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder or is received by the Executive following the Employment Termination Date and (2) the Executive may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process.  The Executive agrees that all Confidential Information is and will remain the property of the Company.  The Executive further agrees that, during the Employment Term and thereafter, he shall hold in the strictest confidence all Confidential Information, and shall not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the

Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than the Company and its authorized employees, to use or otherwise gain access to any Confidential Information.  All memoranda, notes, records, customer lists and other documents made or compiled by the Executive or otherwise made available to him concerning the business of the Company or its subsidiaries or Affiliates shall be the Company’s property and shall be delivered to the Company upon the termination of the Executive’s employment with the Company or at any other time upon request by the Company, and the Executive shall retain no copies of those documents.  The Executive shall never at any time have or claim any right, title or interest in any material, invention or matter of any sort created, prepared or used in connection with the business of the Company or its subsidiaries or Affiliates.

(c)           Non-Solicitation.  Until the expiration of two (2) years following the Employment Termination Date, the Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company or its subsidiaries or Affiliates to terminate their employment, representation or other association with the Company or its subsidiaries or Affiliates.

(d)           The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company and/or its subsidiaries or Affiliates for which the Company and/or its subsidiaries or Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and/or its subsidiaries or Affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and/or its subsidiaries or Affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company and/or its subsidiaries or Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company and its subsidiaries or Affiliates because of the Executive’s access to confidential information and his material participation in the operation of such businesses.  Should a court or arbitrator determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.  The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

8.             Fees and Expenses.  The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of or in connection with (a) the Executive’s contesting, defending or disputing the basis for the termination of the Executive’s employment or (b) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits.  All payments by the Company of the reasonable legal fees and related expenses of the Executive under this Section 8 shall be for fees and expenses incurred during the Executive’s lifetime and shall be made within ninety (90) days following the date the Executive submits evidence of the incurrence of such fees and expenses, and in all events prior to the last day of the calendar year following the calendar year in which the Executive incurs the fees and expenses.  In no event will the amount of fees or expenses reimbursed or paid in one year affect the amount of fees or expenses eligible for reimbursement, or payment to, or for the Executive in any other taxable year.

9.             Non-Exclusivity of Rights.  Except as provided in Section 5(b)(3) and Section 5(d), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its Affiliates.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.           Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

11.           Indemnification.  The Company agrees to indemnify the Executive for his activities as Chairman and CEO (as applicable) to the fullest extent permitted by law and any applicable indemnification agreement then in effect to which the Executive and the Company are parties, and to cover the Executive under any directors and officers liability insurance obtained by the Company.

12.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

13.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be delivered in person, by telecopier (with confirmation of receipt) or by United States mail, postage prepaid, certified or registered, addressed to the Company at its principal office to the attention of the President, or to the Executive at his residence address shown on the employment records of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

14.           Successors and Assigns.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place.  For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity with which the Company may be merged or consolidated or which acquires all or substantially all the assets and business of the Company, whether by operation of law or otherwise.  The term “Company” as used herein shall include such Successors and Assigns.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or his legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including the Prior Agreement.

16.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

17.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

18.           Number and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.  The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

19.           Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20.           Section 409A of the Code.

(a)           Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Executive.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)           Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code) and any payment made or benefit provided pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon the Executive’s “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment or benefit shall be the date that is the first day of the seventh month after the date of the Executive’s “separation from service” with the Company (determined in accordance with Section 409A of the Code).

21.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board, and the Executive has hereunto set his hand, on the day and year first above written.

AXSYS TECHNOLOGIES, INC.

By	: /s/ Eliot Fried
	Name:	Eliot M. Fried
	Title:	Director & Chairman of the
Compensation Committee of the
Board of Directors of
Axsys Technologies, Inc.

/s/ Stephen W. Bershad
Stephen W. Bershad